                                                          EXHIBIT 11, FORM 10-K
                                               COMMISSION FILE NUMBER 000-26572

                                  NHP INCORPORATED
               STATEMENT RE COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)
                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                          FOR THE YEAR ENDED DECEMBER 31,
                                      ----------------------------------------
                                           1996          1995          1994
                                      ------------   -----------   -----------
NET INCOME:
  Income from continuing operations
   before extraordinary item          $    11,620    $   31,613    $    9,005
  Income (loss) from discontinued
   operations                                 -          (1,963)        7,490
  Extraordinary item                          -            (400)          -
    Net income                        $    11,620    $   29,250    $   16,495
                                      ===========    ==========    ==========

ADJUSTMENTS TO COMMON SHARES
 OUTSTANDING:
  Average number of shares of
   common stock                        12,451,464     9,569,645     8,094,733
  Primary adjustment:
    Assume exercise of options
     (treasury stock method)              278,172        75,100           -
                                      -----------    ----------    ----------
    Total average number of common
     shares and equivalents used
     for primary computation           12,729,636     9,644,745     8,094,733
                                      ===========    ==========    ==========

  Average number of shares of
   common stock                        12,451,464     9,569,645     8,094,733
  Fully diluted adjustment:
    Assume exercise of options
    (treasury stock method)               278,172       197,815           -
                                      -----------    ----------    ----------
    Total average number of common
     shares and equivalents used
     for fully diluted computation     12,729,636     9,767,460     8,094,733
                                      ===========    ==========    ==========

INCOME (LOSS) PER COMMON SHARE:
Net income (loss) per common share
 - Primary:
    Income from continuing
     operations before
     extraordinary item               $       .91    $     3.27    $     1.11
    Income (loss) from
     discontinued operations                  -            (.20)          .93
    Extraordinary item                        -            (.04)          -
                                      -----------    ----------    ----------
      Net income per common
       share - Primary                $       .91    $     3.03    $     2.04
                                      ===========    ==========    ==========

Net income (loss) per common share
 - Fully Diluted:
     Income from continuing
      operations before
      extraordinary item              $       .91    $    3.24    $      1.11
     Income (loss) from
      discontinued operations                 -           (.21)           .93
     Extraordinary item                       -           (.04)           -
                                      -----------    ----------    ----------
       Net income per common
        share - Fully Diluted         $       .91    $    2.99     $     2.04
                                      ===========    ==========    ==========